Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS FOR 2009

Clearfield, Pennsylvania – July 29, 2009

CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, today announced increases in net income and earnings per share for the second quarter and first half of 2009. Highlights include the following:

•	Net income of $2.5 million, or $0.29 per share, for the quarter, a 14.3% increase over the second quarter of 2008.

•	Net income of $4.7 million, or $0.55 per share, for the first half of the year, a 12.8% increase over the first six months of 2008.

•	Returns on average equity and assets of 14.92% and 0.92%, respectively, for the first half of 2009.

•	Net interest margin of 4.07% for the first half of 2009.

•	Total loans of $665.0 million, an increase of $7.3 million or 1.1% over June 2008.

•	Deposits of $845.0 million, an increase of $89.1 million or 11.8% over June 2008.

•	Increased loan loss reserve levels, with credit quality well within manageable levels.

•	Second quarter dividend declaration of $0.165 per share.

William F. Falger, President and CEO, commented, “We continue to be pleased with our performance in 2009 despite the challenges resulting from the ongoing economic recession. While loan growth year over year has been nominal, we are still experiencing strong deposit growth, particularly in checking and savings accounts. We feel that we remain well-positioned to capitalize on growth opportunities as our economy begins its recovery.”

Consolidated balance sheets (in thousands)

	(Unaudited) 6/30/09	12/31/2008	(Unaudited) 6/30/08
ASSETS:
Cash and cash equivalents	$40,646	$31,256	$40,693
Securities, time deposits and other equity interests	268,975	250,511	188,565
Net loans, including loans held for sale	664,952	666,169	657,661
Premises and equipment, net	22,821	23,578	22,323
Other assets	53,332	45,004	36,117

TOTAL ASSETS	$1,050,726	$1,016,518	$945,359

LIABILITIES:
Deposits	$844,987	$814,596	$755,843
Borrowings and subordinated debentures	129,888	128,817	120,061
Other liabilities	11,801	10,638	3,397

TOTAL LIABILITIES	986,676	954,051	879,301

SHAREHOLDERS’ EQUITY	64,050	62,467	66,058

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,050,726	$1,016,518	$945,359

Financial results - unaudited (in thousands, except share data)

	For Quarter Ended		Year To Date
	6/30/09	6/30/08	6/30/09	6/30/08
Net interest income	$9,367	$8,999	$18,570	$18,041
Provision for loan losses	1,008	756	1,870	1,265

Net interest income after provision	8,359	8,243	16,700	16,776
Other income	2,802	1,850	4,753	3,396
Noninterest expenses	7,810	7,106	15,169	14,459

Income before income taxes	3,351	2,987	6,284	5,713
Income tax expense	863	811	1,570	1,535

NET INCOME	$2,488	$2,176	$4,714	$4,178

Earnings per share, fully diluted	$0.29	$0.26	$0.55	$0.49
Dividends per share	$0.165	$0.16	$0.33	$0.32

	As of or for the six months ended June 30, 2009	As of or for the six months ended June, 2008
SELECTED RATIOS
Net interest margin	4.07%	4.47%
Return on:
Average equity	14.92%	12.11%
Average assets	0.92%	0.93%

CAPITAL RATIOS (a)
Total risk-based capital ratio	12.50%	12.26%
Tier 1 capital ratio	11.23%	11.22%
Leverage ratio	7.96%	9.00%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.57%	0.39%
Net charge-offs to average loans	0.40%	0.19%
Allowance for loan losses to net loans	1.37%	1.13%

(a)	The capital ratios as of June 30, 2009 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.